[Employee form of]
2016 Performance Equity Plan
Performance Share Unit Agreement

1.    Grant of Award. This Agreement evidences the grant by Cimpress N.V., a Netherlands company (the “Company”), on %%OPTION_DATE,’Month DD, YYYY’%-% to %%FIRST_NAME%-% %%LAST_NAME%-% (the “Participant”) of %%TOTAL_PSUs_GRANTED%-% performance share units (the “PSUs”) on the terms of this Agreement and the Company’s 2016 Performance Equity Plan (the “Plan”). Each PSU represents a right to receive between 0 and 2.5 ordinary shares of the Company, €0.01 par value per share (the “Shares”) upon the satisfaction of both (A) service-based vesting as described in Section 2 below and (B) performance conditions relating to the compound annual growth rate (“CAGR”) of the three-year moving average daily price per Share (“3YMA”) as described in Section 3 below. The issuance of Shares to the Participant pursuant to a PSU upon satisfaction of both the service-based condition and the performance condition described in this Agreement is a “Performance Dependent Issuance.”

Except as otherwise indicated by the context, the term “Participant,” as used in this award, is deemed to include any person who acquires rights under this award validly under its terms. All references to the “Company” throughout this Agreement include Cimpress N.V. and all current and future parents and subsidiaries of Cimpress N.V., and if the Participant is employed by a parent or subsidiary of Cimpress N.V., then any references in this Agreement to employment by or with the Company or termination of employment by or with the Company are instead deemed to refer to such parent or subsidiary.

2.    Service-Based Vesting.

(a)    Vesting Schedule. Throughout this Agreement, the term “vest” refers only to the satisfaction of the service-based condition described in this Section 2 and does not refer to the performance condition, the satisfaction of which is necessary for a Performance Dependent Issuance. Subject to the terms and conditions of this award, the PSUs vest as to 25% of the original number of PSUs on %%VEST_DATE_PERIOD1,’Month DD, YYYY’%-% and as to an additional 25% of the original number of PSUs on each of the successive three anniversaries of such date, so long as, at the time any PSUs vest, the Participant is, and has been at all times since the date in Section 1 above on which the PSUs were granted, an “Eligible Participant,” which is defined as an employee, officer or director of, or consultant or advisor to, the Company or any parent or subsidiary of the Company as defined in Section 424(e) or (f) of the United States Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”).

(b)    Forfeiture of Unvested PSUs. If for any reason the Participant ceases to be an Eligible Participant, then the vesting of PSUs ceases and the Participant has no further rights with respect to any unvested PSUs, but except as set forth in Section 2(c) below, the Participant retains the PSUs that have vested as of the last day on which he or she was an Eligible Participant. The Participant expressly accepts and agrees that any termination of his or her relationship with the Company for any reason whatsoever (including without limitation unfair or objective dismissal, permanent disability, death, resignation or desistance) automatically means the forfeiture of all of his or her unvested PSUs, with no compensation whatsoever. The Participant acknowledges and accepts that this is an essential condition of this Agreement and expressly agrees to this condition.

(c)    Forfeiture of Vested PSUs. The Participant expressly accepts and agrees that if the Participant’s status as an Eligible Participant is terminated for Cause, then all of the Participants PSUs, whether vested or unvested, are automatically forfeited with no compensation whatsoever, and the Participant has no further rights with respect to any PSUs hereunder. The Participant acknowledges and accepts that this is an essential condition of this Agreement and expressly agrees to this condition. For purposes of this Agreement and to the extent permitted under local law, “Cause” means the Participant’s (i) willful failure to substantially perform his or her duties (other than any such failure resulting from incapacity due to physical or mental illness), (ii) willful misconduct or gross negligence related to his or her employment with the Company, (iii) commission of any crime involving harassment, moral turpitude, fraud, misappropriation or embezzlement, (iv) breach of this Agreement or any confidentiality or restrictive covenant agreement with the Company, (v) failure to comply with any material provision of any written policy or rule of the Company, as may be in effect from time to time, or (vi) engagement in any act or failure to act that is so serious in its nature or extent that it breaks the purpose of the employment relationship and legally deprives the Participant of any right to notice and/or indemnification for dismissal.

3.    Performance Conditions.

(a)    Baseline and Measurements. The “Baseline 3YMA” for this award is %%BASELINE_3YMA_$%-%, and the “Baseline Date” is %%BASELINE_DATE,’Month DD, YYYY’%-%. At each of the sixth through tenth anniversaries of the Baseline Date (each such date a “Measurement Date”) until such time as a Performance Dependent Issuance is triggered for this PSU award, the Company shall measure the 3YMA as of such Measurement Date and calculate the CAGR relative to the Baseline 3YMA as set forth in this Section 3.

(b)    Performance Condition for Years 6-9. If on a Measurement Date corresponding to the sixth through ninth anniversaries of the Baseline Date the CAGR of the 3YMA as of such Measurement Date, relative to the Baseline 3YMA, equals or exceeds the minimum CAGR set forth in Table 1 on Schedule A hereto, then a Performance Dependent Issuance is triggered at the first such Measurement Date, and the Company shall issue to the Participant in accordance with Section 4 below the number of Shares determined by multiplying the number of vested PSUs in this award by the percentage set forth in Table 1 that corresponds to the CAGR of the 3YMA from the Baseline Date to the Measurement Date, rounded down to the nearest whole Share.

(c)    Performance Condition for Year 10. If the 3YMA on the Measurement Dates corresponding to the sixth to ninth anniversaries of the Baseline Date does not represent at least an 11% CAGR from the Baseline 3YMA on any such Measurement Date, then the Company shall use Table 2 on Schedule A instead of Table 1 for the final Measurement Date. If the 3YMA CAGR on the Measurement Date corresponding to the tenth anniversary of the Baseline Date, relative to the Baseline 3YMA, equals or exceeds the minimum CAGR set forth in Table 2, then a Performance Dependent Issuance is triggered at such Measurement Date, and the Company shall issue to the Participant in accordance with Section 4 below the number of Shares determined by multiplying the number of vested PSUs in this award by the percentage set forth in Table 2 that corresponds to the CAGR of the 3YMA from the Baseline Date to the Measurement Date, rounded down to the nearest whole Share.

(d)    Performance Condition for a Change in Control. If a Change in Control, as defined in the Plan, occurs at any time between the date in Section 1 above on which the PSUs were granted and the tenth anniversary of the Baseline Date, then the date of such Change in Control is deemed to be the applicable Measurement Date. If the price paid per Share to holders of the Company’s Shares in connection with the Change in Control (as reasonably determined by the Board), relative to the Baseline 3YMA, equals or exceeds the minimum CAGR set forth in Table 2 on Schedule A hereto, then a Performance Dependent Issuance is triggered at such Measurement Date, and the Company shall issue to the Participant in accordance with Section 4 below the number of Shares determined by multiplying the number of vested PSUs in this award by the percentage set forth in Table 2 that corresponds to the CAGR of the 3YMA from the Baseline Date to the price paid per Share to the holders of the Company’s Shares in connection with the Change in Control, rounded down to the nearest whole Share.

(e)    Expiration. If no Performance Dependent Issuance is triggered pursuant to this Section 3 on or before the earlier of (i) the date of a Change in Control and (ii) the Measurement Date corresponding to the tenth anniversary of the Baseline Date, then this award expires in its entirety, and no Shares are issued or issuable with respect to this award.

4.    Timing and Form of Distribution. If a Performance Dependent Issuance is triggered, the Company shall distribute to the Participant the number of Shares calculated pursuant to Section 3 above as soon as practicable after the applicable Measurement Date but in no event later than 45 days after such Measurement Date, except that (a) if the Participant is not subject to U.S. income taxes on this award, the Distribution Date may be a later date if required by local law, and (b) if the Participant is not an Eligible Participant, the Company may, in its sole discretion, delay the Distribution Date and the issuance of Shares upon a Performance Dependent Issuance until such time as the Company has all of the necessary information about the Participant to issue Shares to the Participant and to calculate, withhold, and account for Tax-Related Items. It is the Participant’s responsibility to ensure that the Company has all such necessary information. Each date of distribution of Shares is referred to as the “Distribution Date.” Once any Shares have been distributed pursuant to this award, the award expires in its entirety, and the Participant has no further rights with respect to any PSUs hereunder.

5.    Responsibility for Taxes. The Participant acknowledges that, regardless of any action taken by the Company, the ultimate liability for all income tax, social insurance, payroll tax, fringe benefits tax, payment on account or other tax-related items related to the Participant’s participation in the Plan and legally applicable to the Participant (“Tax-Related Items”) is and remains the Participant’s responsibility and may exceed the amount actually withheld by the Company. The Participant further acknowledges that the Company (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the PSUs, including but not limited to the grant, vesting or settlement of the PSUs, the subsequent sale of Shares acquired pursuant to such settlement and the receipt of any dividends; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the PSUs to reduce or eliminate the Participant’s liability for Tax-Related Items or achieve any particular tax result. Furthermore, if the Participant is subject to Tax-Related Items in more than one jurisdiction, the Participant acknowledges that the Company may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Prior to any relevant taxable or tax withholding event, as applicable, the Participant agrees to make adequate arrangements satisfactory to the Company to satisfy all Tax-Related Items.

(a)     In this regard, Participant authorizes the Company or its agent to satisfy the obligations with regard to all Tax-Related Items by withholding in Shares to be issued upon settlement of the PSUs. If such withholding in Shares is problematic under applicable tax or securities law or has materially adverse accounting consequences, by the Participant’s acceptance of the PSUs, the Participant authorizes and directs the Company and any brokerage firm acceptable to the Company to sell on the Participant’s behalf a whole number of Shares from those Shares issued to the Participant as the Company determines to be appropriate to generate cash proceeds sufficient to satisfy any withholding obligation for Tax-Related Items. The Participant agrees to execute and deliver such documents as may be reasonably required in connection with the sale of any Shares pursuant to this Section 5(a).

(b)    Depending on the withholding method, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding rates or other applicable withholding rates, including maximum applicable rates, in which case the Participant will receive a refund of any over-withheld amount and will have no entitlement to the Share equivalent. If the obligation for Tax-Related Items is satisfied by withholding in Shares, for tax purposes, the Participant is deemed to have been issued the full number of Shares subject to the Performance Dependent Issuance, notwithstanding that a number of the Shares are held back solely for the purpose of paying the Tax-Related Items.

(c)    Finally, the Participant agrees to pay to the Company, including through withholding from Participant’s salary or other cash compensation paid to the Participant by the Company any amount of Tax-Related Items that the Company may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the Shares or the proceeds of the sale of Shares, if the Participant fails to comply with the Participant’s obligations in connection with the Tax-Related Items (including the obligations set forth in Section 4 above).

6.    Nontransferability of Award. The Participant shall not sell, assign, transfer, pledge or otherwise encumber this award, either voluntarily or by operation of law, except by will, the laws of descent and distribution, or pursuant to a qualified domestic relations order. However, the Participant shall not transfer this award to any proposed transferee if, with respect to such proposed transferee, the Company would not be eligible to use a Form S-8 for the registration of the issuance and sale of the Shares subject to this award under the United States Securities Act of 1933, as amended.

7.    No Right to Employment or Other Status. This award shall not be construed as giving the Participant the right to continued employment or any other relationship with the Company. The Company expressly reserves the right to dismiss or otherwise terminate its relationship with the Participant free from any liability or claim under the Plan or this award, except as expressly provided in this award.

8.    No Rights as Shareholder. The Participant has no rights as a shareholder with respect to any Shares distributable under this award until such Shares are issued to the Participant.

9.    Provisions of the Plan. This award is subject to the provisions of the Plan, a copy of which is furnished to the Participant with this award.

10.    Nature of the Grant. By accepting this Agreement, the Participant acknowledges as follows:

(a)    The Plan is established voluntarily by the Company, is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.

(b)    The grant of the PSUs is exceptional, voluntary and occasional and does not create any contractual or other right to receive future awards of PSUs or benefits in lieu of PSUs even if PSUs have been awarded repeatedly in the past. All decisions with respect to future grants of PSUs and/or Shares, if any, are at the Company’s sole discretion.

(c)    The PSUs and the Shares subject to the PSUs are extraordinary items that do not constitute compensation of any kind for services of any kind rendered to the Company, and the PSUs are outside the scope of the Participant’s employment or services contract, if any.

(d)    The Participant is voluntarily participating in the Plan.

(e)    The PSUs, the Shares subject to the PSUs, and the income and value of the PSUs and Shares are not intended to replace any pension rights or compensation.

(f)    The PSUs, the Shares, and the income and value of the PSUs and Shares are not part of normal or expected compensation or salary for any purpose, including but not limited to the calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments, and in no event should be considered as compensation for, or relating in any way to, past services for the Company.

(g)    The future value of the Shares underlying the PSUs is unknown and cannot be predicted with certainty. If the Participant receives Shares upon a Performance Dependent Issuance, the value of such Shares may increase or decrease in value.

(h)    In consideration of the grant of the PSUs, no claim or entitlement to compensation or damages arises from termination of the PSUs or Shares, diminution in value of the Shares or termination of the Participant’s employment by the Company for any reason whatsoever and whether or not in breach of local labor laws. The Participant irrevocably releases the Company from any such claim that may arise. If, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen, then, by accepting this Agreement, the Participant is deemed irrevocably to have waived his or her entitlement to pursue such claim.

(i)    Further, if the Participant ceases to be an Eligible Participant for any reason whatsoever and whether or not in breach of local labor laws, the Participant’s right to vesting of the PSUs under this Agreement and the Plan, if any, terminates effective as of the date that the Participant is no longer actively employed by the Company or is no longer otherwise an Eligible Participant, and will not be extended by any notice period mandated under local law. The Company has the exclusive discretion to determine when the Participant is no longer an Eligible Participant for purposes of this Agreement and the Plan.

(j)    The Participant acknowledges and agrees that neither the Company nor any of its affiliates is liable for any foreign exchange rate fluctuation between Participant’s local currency and the United States Dollar that may affect the value of the PSUs or of any amounts due to Participant pursuant to the settlement of the PSUs or the subsequent sale of any Shares acquired upon settlement.

11.    Imposition of Other Requirements. The Company reserves the right to impose other requirements on the Participant’s participation in the Plan, on the PSUs and on any Shares acquired under the Plan to that the Company determines are necessary or advisable for legal or administrative reasons, except that with respect to awards that are subject to Section 409A of the Code and the guidance thereunder (“Section 409A”), to the extent so permitted under Section 409A. Furthermore, the parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement and the Plan.

12.    Data Privacy. The Participant hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of the Participant’s personal data as described in this Agreement and any other PSU grant materials by and among the Company and its parents and subsidiaries for the exclusive purpose of implementing, administering and managing Participant’s participation in the Plan. The Participant understands that the Company may hold certain personal information about the Participant, including but not limited to the Participant’s name, home address and telephone number, email address, date of birth, social security/insurance number, passport or other identification number, salary, nationality, job title, any Shares or directorships held in the Company, details of all PSUs or any other entitlement to Shares awarded, canceled, exercised, vested, unvested or outstanding in the Participant’s favor (“Data”), for the exclusive purpose of implementing, administering and managing the Plan. The Participant understands that Data will be transferred to E*Trade Financial Services, Inc., its affiliates or successors, or such other stock plan service provider as the Company may select in the future, which is assisting the Company with the implementation, administration and management of the Plan. The Participant understands that the recipients of the Data may be located in the United States or elsewhere, and that the recipients’ country (e.g., the United States) may have different data privacy laws and protections than the Participant’s country. The Participant understands that if he or she resides outside the United States, he or she may by contacting his or her local human resources representative. The Participant authorizes the Company, E*Trade Financial Services, Inc., its affiliates or successors, and any other possible recipients that may assist the Company (presently or in the future) with implementing, administering and managing the Plan to receive, possess, use, retain and transfer the Data, in electronic or other form, for the sole purpose of implementing, administering and managing his or her participation in the Plan. The Participant understands that Data will be held only as long as is necessary to implement, administer and manage Participant’s participation in the Plan. The Participant understands that he or she may, at any time, request access to and view the Data, request a list of the names and addresses of any potential recipients of the Data, request information about the storage and processing of Data, request any necessary amendments to his or her Data or refuse or withdraw the consents in this Section, in any case without cost, by contacting in writing his or her local human resources representative. The Participant understands, however, that withdrawal of consent may affect the Participant’s ability to participate in or realize benefits from the Plan. For more information on the consequences of refusal to consent or withdrawal of consent, the Participant understands that he or she may contact his or her local human resources representative.

13.    Section 409A.

(a)    This award is intended to comply with or be exempt from the requirements of Section 409A and shall be construed consistently therewith. Subject to Sections 8(f) and 9(e) of the Plan, the Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend the Plan or this Agreement to prevent this award from becoming subject to the requirements of Section 409A. However, the Company makes no representations or warranties and has no liability to the Participant or to any other person if any of the provisions of or payments under this award are determined to constitute nonqualified deferred compensation subject to Section 409A but do not satisfy the requirements of Section 409A.

(b)    If the PSUs are considered to be “nonqualified deferred compensation” within the meaning of Section 409A, and the Participant is considered a “specified employee” within the meaning of Section 409A, then notwithstanding anything to the contrary in this Agreement, the Company shall not deliver to the Participant any Shares required to be delivered upon a Performance Dependent Issuance that occurs upon a termination of employment until the earlier of (i) the six-month and one-day anniversary of the Participant’s termination of employment and (ii) the Participant’s death. In addition, solely to the extent that the PSUs are considered to be “nonqualified deferred compensation” and solely to the extent that another agreement between the Participant and the Company provides for a Performance Dependent Issuance and delivery of the Shares upon a “change in control,” such event must constitute a “change in control event” within the meaning of Treasury Regulation Section 1.409A-3(i)(5)(i) in order for the Shares to be delivered.

(c)    For purposes of Section 13(b) of this Agreement, “termination of employment” and similar terms mean “separation from service” within the meaning of Section 409A. The determination of whether and when Participant’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 13(c), “Company” includes all persons with whom the Company would be considered a single employer under Section 414(b) and 414(c) of the Code.

14.    Exemption from Section 457A of the Code. The Plan and this award are not intended to be subject to Section 457A of the Code, and the Company shall administer the Plan and this award agreement in accordance with such intent. Notwithstanding Section 8(f) of the Plan, if the Plan or this award is subject to Section 457A of the Code, the Company may amend the Plan or this award agreement or adopt other policies or procedures or take other actions, including amendments or actions that would result in a reduction to the benefits payable under this award, that the Company deems necessary or appropriate to exempt the award from Section 457A of the Code, to preserve the intended tax treatment of the benefits provided with respect to the award, or to mitigate any additional tax, interest or penalties or other adverse tax consequences that may apply under Section 457A of the Code if an exemption is not available. However, the Company makes no representations or warranties and has no liability to the Participant or to any other person if this award is not exempt from or otherwise results in adverse tax consequences under Section 457A of the Code.

15.    Obligation to Update Contact Information. Because a Performance Dependent Issuance, if any, may occur after the Participant’s relationship with the Company has terminated, the Participant is responsible for notifying the Company in writing of each change in the Participant’s contact information and residence.

16.    Severability. If any provision of this Agreement or the Plan or the application of any provision hereof to any person or circumstance is held to be invalid or unenforceable, the remainder of this Agreement and the Plan and the application of such provision to any other person or circumstance is not affected, and the provisions so held to be unenforceable shall be reformed to the extent (and only to the extent) necessary to make it enforceable and valid.

17.    Language. If the Participant receives this Agreement or any other document related to the Plan translated into a language other than English, the English version controls.

18.    Electronic Delivery. The Company may, in its sole discretion, deliver any documents related to current or future participation in the Plan by electronic means. The Participant consents to receive such documents by electronic delivery and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

19.    Addendum. The PSUs and the Shares acquired under the Plan are subject to any country-specific terms and conditions set forth in any addendum to this Agreement or the Plan, and in the event of a conflict between this Agreement and any such addendum, the addendum governs. If the Participant relocates his or her residence to one of the countries included in any such addendum, the terms and conditions of such applicable addendum apply to the Participant to the extent the Company determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. Each such addendum, if any, constitutes part of this Agreement.

20.    Entire Agreement and Waiver. This Agreement, the Plan, and any applicable country-specific addendum set forth the entire agreement of the parties hereto with respect to the subject matter contained herein and supersede all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, with respect to the subject matter contained herein. Without limiting the foregoing, the terms of any executive retention agreement or employment agreement do not apply to the PSUs or this award. The Participant acknowledges that a waiver by the Company of the breach of any provision of this Agreement shall not operate or be construed as a waiver of any other provision of this Agreement, or of any subsequent breach by the Participant or any other Participant.

21.    Foreign Asset/Account Reporting Requirements. Depending on the Participant’s country, the Participant may be subject to foreign asset/account, exchange control and/or tax reporting requirements in connection with the PSUs, the acquisition, holding and/or transfer of Shares or cash resulting from participation in the Plan and/or the opening and maintaining of a brokerage or bank account in connection with the Plan. The Participant may be required to report such assets, accounts, account balances and values, and/or related transactions to the applicable authorities in his or her country. The Participant may also be required to repatriate any funds received in connection with the PSUs to his or her country and may be required to use a specific account for doing so and/or to convert the funds to local currency. The Participant acknowledges that he or she is responsible for ensuring compliance with any applicable foreign asset/account, exchange control and tax reporting requirements. The Participant further understands that he or she should consult his or her personal legal advisor on these matters.

22.    Insider Trading Restrictions/Market Abuse Laws. Depending on the Participant’s country, the Participant may be subject to insider trading restrictions or market abuse laws, which may affect the Participant’s ability to acquire or sell Shares or rights to Shares (including PSUs) during such times as the Participant is considered to have “inside information” regarding the Company as defined by applicable laws. Any restrictions under these laws are separate from and in addition to any restrictions that may be imposed under any applicable Company insider trading policy. The Company is not responsible for such restrictions or liable for the failure on the Participant’s part to know and abide by such restrictions. The Participant should consult with his or her own personal legal advisers to ensure compliance with applicable insider-trading and market-abuse laws in the Participant’s country.

SCHEDULE A

Table 1
Applies to the 6th-10th anniversaries of the Baseline Date

CAGR as of the Measurement Date	Multiplier to the number of PSUs subject to the Award
11 to 11.99%	125.0%
12 to 12.99%	137.5%
13 to 13.99%	150.0%
14 to 14.99%	162.5%
15 to 15.99%	175.0%
16 to 16.99%	187.5%
17 to 17.99%	200.0%
18 to 18.99%	212.5%
19 to 19.99%	225.0%
20% to 25.8925%	250.0%
25.8925% or above	Variable Cap (as defined below)

The last row of Table 1 applies a limit (the "Variable Cap") to the 3YMA value of the share issuance (defined as the number of Shares to be issued multiplied by the 3YMA at the Measurement Date on which the Performance Dependent Issuance is triggered) to a maximum of ten times the 3YMA grant value of this PSU award (defined as the number of PSUs granted multiplied by the Baseline 3YMA). Therefore, in cases of a 3YMA CAGR above 25.8925%, the Company shall apply the Variable Cap (which shall be less than 250.0%) in order to achieve the fixed ten times maximum 3YMA value of the share issuance. The actual closing price of the Shares issued upon the

Performance Dependent Issuance may be higher or lower than the 3YMA used to calculate the number of Shares issued at such time.

The calculation of the Variable Cap is as set forth below. The “Measurement Period” is the period of time from the Baseline Date to the applicable Measurement Date.
(10/(1+Measurement Date CAGR)^Measurement Period)) = Multiplier to the number of PSUs

Example:

•	$70 Baseline 3YMA

•	27% Measurement Date CAGR

•	Year 6 - Measurement Period

(10/(1+27%)^6) = 238.3% multiplier

Table 2
Applies to the 10th anniversary of the Baseline Date
or to a Change in Control

CAGR as of the Measurement Date	Multiplier to the number of PSUs subject to the Award
11% & higher	Same as the table above
10 to 10.99%	112.5%
9 to 9.99%	100.0%
8 to 8.99%	87.5%
7 to 7.99%	75.0%
Less than 7%	0%

PARTICIPANT’S ACCEPTANCE
By signing or electronically accepting this Agreement, the Participant agrees to the terms and conditions hereof. The Participant hereby acknowledges receipt of a copy of the Plan.